Exhibit 99.1

August 11, 2010

Contact:

Mr. James Reidy

metals.info@wisemetals.com

410-636-6500

Wise Metals Group, LLC Announces

Second Quarter 2010 Results

Second Quarter Results Return Wise to Profitability

•	Second Quarter 2010 consolidated sales levels increase 93% over second quarter 2009

•	Second Quarter 2010 earnings improved by $19.0 million over second quarter 2009

•	Second Quarter 2010 Adjusted EBITDA improved by $22.3 million over second quarter 2009

BALTIMORE, Md. — Wise Metals Group (“Wise”) announced results for the quarter ended June 30, 2010 today. Consolidated sales for the second quarter of 2010 were $311.4 million compared to second quarter 2009 sales of $161.6 million, an increase of $149.8 million, or 93%. Wise Alloys sales for the second quarter of 2010 were $274.5 million compared to second quarter 2009 sales of $146.7 million, an increase of $127.8 million, or 87%. Wise Recycling sales increased 155% over the same time period to $35.0 million in the second quarter of 2010 from $13.7 million in the second quarter 2009. Consolidated sales for the first half of 2010 were $616.4 million compared to first half of 2009 sales of $319.4 million, a difference of $297.0 million, or 93%. Wise Alloys sales for the first half of 2010 were $549.0 million compared to first half of 2009 sales of $294.8 million, a difference of $254.2 million, or 86%. Wise Recycling sales for the first half of 2010 were $64.1 million compared to first half of 2009 sales of $22.3 million, a difference of $41.8 million, or 187%.

Including an unfavorable impact for mark to market adjustments for derivative instruments of ($3.1) million under Accounting for Derivative Instruments and Hedging Activities (“ASC 815”), net income for the quarter ended June 30, 2010 was $1.5 million. This compares to a net loss of approximately ($17.6) million in the second quarter of 2009. Including an unfavorable impact of ($4.9) million for mark to market adjustments for derivative instruments under ASC 815, net loss for the six months ended June 30, 2010 was ($7.2) million. This compares to a net loss of approximately ($56.2) million for the six months ended June 30, 2009, which included an unfavorable ($23.0) million metal lag impact and an unfavorable impact of ($1.2) million for mark to market adjustments for derivative instruments under ASC 815.

Adjusted EBITDA for the second quarter of 2010 was $18.8 million compared to an Adjusted EBITDA loss of ($3.5) million for the second quarter of 2009, an increase of $22.3 million. Contributing to the improvement over second quarter of 2009 was a combination of substantially improved volumes and conversion pricing. Adjusted EBITDA for the six months ended June 30, 2010 was $25.8 million compared to an Adjusted EBITDA loss of ($7.0) million for the six months ended June 30, 2009, an increase of $32.8 million. Contributing to the improvement over first half of 2009 was a combination of substantially improved volumes and conversion pricing.

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Improved operational efficiency continued throughout the second quarter as production levels continued to rise to support increased contractual sales commitments. “Our strong partnerships and commitments with new and existing customers have allowed us to focus on operational improvements and greater efficiencies,” according to David D’Addario, Chairman and CEO of Wise Metals Group. “Wise has consistently produced the highest quality product and we take pride in our world class manufacturing practices.”

Wise consistently seeks to control and reduce costs at all levels. Cost reduction projects have resulted in savings of $1.4 million in each of the first two quarters for a total of $2.8 million in savings year to date and we anticipate total 2010 savings to exceed $5.5 million. “Over the years we have developed our cost control practices and we continually monitor and refine these practices,” said Alex Godwin, CFO of Wise Alloys. “We currently have cost reduction teams in a variety of areas including energy, maintenance and production.”

Listerhill Total Maintenance Company LLC (“TMC”) contributed to the improvements in operational efficiency as well. Their services were an integral part in supporting the full completion of the 3-stand widening project and the installation of the new wide slitter. These projects were critical to Wise’s efforts to serve the 14-out market.

Wise Recycling has continued to increase sales levels. “Our sales have improved in all areas including the ferrous market where we continue to make strides,” said Gary Curtis, President of Wise Recycling.

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Cautionary Note Regarding Forward-Looking Statements

Certain statements made in this news release constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act, regarding the Company’s future plans, objectives, and expected performance. Statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “estimate,” “intend,” or “plan” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The Company cautions that any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. Certain risks and uncertainties are summarized in the Company’s filings with the Securities and Exchange Commission. The Company takes no obligation to publicly update or revise any future looking statements to reflect the occurrence of future events or circumstances.

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Wise Metals Group LLC

Condensed Consolidated Statements of Operations

(In thousands)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Net sales	$311,389	$161,601	$616,445	$319,406
Cost of sales	301,312	167,172	600,083	352,303

Gross margin (deficit)	10,077	(5,571)	16,362	(32,897)
Operating expenses:
Selling, general and administrative	2,869	3,070	6,328	5,892

Operating income (loss)	7,208	(8,641)	10,034	(38,789)
Other expense:
Interest expense	(9,992)	(8,899)	(19,806)	(17,284)
Gain (loss) on derivative instruments	4,247	(33)	2,561	(170)

Net income (loss)	$1,463	$(17,573)	$(7,211)	$(56,243)
Accretion of redeemable preferred membership interest	(2,308)	(2,101)	(4,616)	(4,202)

Net loss attributable to common members	$(845)	$(19,674)	$(11,827)	$(60,445)

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Wise Metals Group LLC

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2010	December 31, 2009

Assets
Current assets:
Cash and cash equivalents	$1,001	$449
Accounts receivable, less allowance for doubtful accounts ($1,410 in 2010 and $2,152 in 2009)	75,377	61,637
Inventories, net	333,062	369,795
Fair value of derivative instruments	799	86
Other current assets	9,125	9,238

Total current assets	419,364	441,205
Non-current assets:
Property and equipment, net	108,635	104,994
Other assets	5,971	6,079
Goodwill	283	283

Total non-current assets	114,889	111,356

Total assets	$534,253	$552,561

Liabilities and members’ deficit
Current liabilities:
Accounts payable	361,410	380,094
Current portion of long-term debt and capital lease obligations	33,304	34,520
Borrowings under revolving credit facility, net of discount ($0 in 2010 and $163 in 2009)	247,471	242,858
Fair value of derivative instruments	97	—
Accrued expenses, payroll and other	16,297	19,632

Total current liabilities	658,579	677,104
Non-current liabilities:
Term loan and capital lease obligations, less current portion	9,210	1,860
Senior notes	150,000	150,000
Accrued pension and other post retirement obligations	10,706	10,706
Other liabilities	1,131	1,053

Total non-current liabilities	171,047	163,619
Redeemable preferred membership interest (liquidation preference of $97,556 as of June 30, 2010)	96,900	92,284
Members’ deficit:
Members’ deficit	(386,305)	(374,478)
Accumulated other comprehensive deficit	(5,968)	(5,968)

Total members’ deficit	(392,273)	(380,446)

Total liabilities, redeemable preferred membership interest, and members’ deficit	$534,253	$552,561

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Wise Metals Group LLC

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six months ended June 30,

	2010	2009
Cash flows from operating activities
Net loss	$(7,211)	$(56,243)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	8,344	7,625
Amortization of deferred financing fees	1,194	1,252
Net periodic benefit cost	366	1,454
Mark to market adjustment for derivative instruments	4,882	1,240
Changes in operating assets and liabilities:
Broker deposits	—	969
Accounts receivable	(13,740)	(7,859)
Inventories	36,733	(85,632)
Other assets and derivative instruments	(6,471)	159
Accounts payable	(19,209)	115,270
Accrued expenses and other liabilities	(3,623)	(428)

Net cash provided by (used in) operating activities	1,265	(22,193)

Cash flows from investing activities
Purchase of equipment	(11,460)	(4,678)

Net cash used in investing activities	(11,460)	(4,678)

Cash flows from financing activities
Net issuance of short-term borrowings	4,613	29,021
Proceeds from long-term debt	8,000	—
Payments on long-term obligations	(1,866)	(1,696)

Net cash provided by financing activities	10,747	27,325

Net increase in cash and cash equivalents	552	454
Cash and cash equivalents at beginning of period	449	234

Cash and cash equivalents at end of period	$1,001	$688

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Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures in evaluating its performance. These include Adjusted EBITDA (defined in the revolving credit agreement as earnings before income taxes, interest expense and fees, net, and depreciation and amortization, adjusted to exclude early extinguishment of debt, income from affiliate, nonrecurring charges, severance charges and credits, LIFO adjustments, cumulative effect of change in accounting principle and mark-to-market adjustment for contracts under SFAS No. 133). Additionally, pursuant to the Company’s revolving credit agreement, the Company discloses inventory values assuming a lower of FIFO cost or market basis to determine liquidity under the Company’s revolving loan agreement. Adjusted EBITDA is not intended to represent cash flows from operations as defined using GAAP and should be considered in addition to, and not as a substitute for, cash flows as a measure of liquidity or net earnings as a measure of operating performance. A reconciliation of Adjusted EBITDA to net loss as well as a reconciliation to net cash used in operating activities are set forth in the financial tables below. The Company includes Adjusted EBITDA information because this measure is used by management to measure our compliance with debt covenants and by investors and note holders to evaluate our ability to service debt. Our measure of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. LCM impact relates to the effect on earnings of valuing at the lower of cost or market.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Net income (loss)	$1,463	$(17,573)	$(7,211)	$(56,243)
Interest expense and fees	9,992	8,899	19,806	17,284
Depreciation and amortization	4,198	3,765	8,344	7,625
Mark to market adjustments for derivative instruments	3,103	33	4,882	1,240

Adjusted EBITDA	18,756	(4,876)	25,821	(30,094)
LCM impact	—	1,358	—	23,048

Adjusted EBITDA with LCM impact	$18,756	$(3,518)	$25,821	$(7,046)

Reconciliation of Net Cash Provided by (Used in) Operating Activities to Adjusted EBITDA

	June 30,
	2010	2009
Net cash provided by operating activities	$1,265	$(22,193)
Changes in working capital items and other	4,750	(2,137)
Interest expense	19,806	17,284

Adjusted EBITDA with LCM impact	$25,821	$(7,046)

About Wise Metals Group

Based in Baltimore, Md., Wise Metals Group LLC includes Wise Alloys, the world’s third-leading producer of aluminum can stock for the beverage and food industries and an environmentally friendly company using recycled aluminum in the production of its can stock; Wise Recycling, one of the largest, direct-from-the-public collectors of aluminum beverage containers in the United States, operating shipping and processing locations throughout the United States that support a network of neighborhood collection centers; Listerhill Total Maintenance Center, specializing in providing maintenance, repairs and fabrication to manufacturing and industrial plants worldwide ranging from small on-site repairs to complete turn-key maintenance; Alabama Electric Motor Service specializing in electric motor and pump service, repair and replacement; and Alabama Spares And Parts providing on-site spare part inventory management and procurement services.

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